Exhibit 10.7
OPTION AGREEMENT
     This Option Agreement (this “Agreement”) is made and entered into as of October 6, 2005, among Lexington Strategic Asset Corp., a Delaware corporation (together with any successor entity thereto, the “Company”) and Lexington Corporate Properties Trust, a Maryland real estate investment trust (together with any successor entity thereto, “Lexington”).
     WHEREAS, the Company is conducting a private placement (the “Private Placement”) of up to 7,748,700 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) through Friedman, Billings, Ramsey & Co., Inc. (the “Initial Purchaser/Placement Agent”), including up to 1,010,700 shares of Common Stock subject to an additional allotment option granted to the Initial Purchaser/Placement Agent;
     WHEREAS, in connection with the Private Placement, LXP Advisory LLC, a subsidiary of Lexington (the “Advisory”), will enter into an advisory agreement (the “Advisory Agreement”) with the Company and LSAC Operating Partnership L.P., a subsidiary of the Company, whereby the Advisor will be responsible for the Company’s day-to-day operations and manage the Company’s business, assets and operations in conformity with the policies and investment guidelines approved and monitored by the Company’s board of directors; and
     WHEREAS, in connection with the Private Placement and the Advisory Agreement, Lexington intends to contribute (the “Contribution”) to the Company its indirect ownership interests in four real estate assets and financing deposits in exchange for the Company issuing to Lexington shares of Common Stock having an aggregate value of approximately $33.2 million based on the offering price in the Private Placement;
     WHEREAS, upon completion of the Private Placement and the Contribution, Lexington will beneficially own approximately 32% of the fully diluted outstanding shares of Common Stock;
     WHEREAS, in connection with the foregoing, the Company intends to grant Lexington an option to participate in future equity offerings by the Company so Lexington is able to maintain beneficial ownership of up to 25% of the fully diluted outstanding shares of Common Stock.
     NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Lexington hereby agree as follows:
     1. The Company hereby unconditionally grants to Lexington an option (the “Option”), so long as the Advisory Agreement is in effect, to participate in future equity offerings in order to maintain up to 25% of the fully diluted outstanding shares of Common Stock.
     2. No term or provision of this Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each of the parties hereto. This Agreement shall be binding upon the successors and assigns of the Company and shall inure to the benefit of the successors and assigns of Lexington.
     3. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of laws.
[Signatures appear on the next page]

          THIS AGREEMENT has been signed by each of the parties hereto as of the date first set forth above.

LEXINGTON CORPORATE PROPERTIES TRUST
By:
	Name:	T. Wilson Eglin
	Title:	Chief Executive Officer

LEXINGTON STRATEGIC ASSET CORP.
By:
	Name:	T. Wilson Eglin
	Title:	Chief Executive Officer